Exhibit 10.22

SJW CORP.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

AMENDED AND RESTATED EFFECTIVE OCTOBER 22, 2008

RECITALS

A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees of the Corporation (or any Parent or Subsidiary).

B. Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of an equity incentive award under the Plan designed to retain Participant’s continued service.

C. The Board previously made an Award of Restricted Stock Units to Participant on January 30, 2006, and that Award is evidenced by a Restricted Stock Unit Issuance Agreement between the Corporation and Participant dated that same date.

D. The Corporation and Participant wish to execute this Amended and Restated Agreement solely for the purpose of bringing the Restricted Stock Unit Issuance Agreement into documentary compliance with the final Treasury Regulations under Section 409A of the Code, effective October 22, 2008.

E. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Stock Units. The Corporation hereby awards to the Participant, as of the Award Date, Restricted Stock Units under the Plan. Each Restricted Stock Unit which vests during the Participant’s period of Service shall entitle the Participant to receive one share of Common Stock on the applicable vesting date. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for those shares, the date on which those vested shares shall become issuable to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

Participant	W. Richard Roth

Award Date:	January 30, 2006

Number of Shares Subject to Award:	14,000 shares of Common Stock (“the Shares”), as adjusted to reflect the two-for-one split of the Common effect in March 2006.

Vesting Schedule:	The Shares shall vest in a series of four (4) successive equal annual installments upon the Participant’s completion of each year of Service over the four (4)-year period measured from the Award Date (the “Normal Vesting Schedule”). However, the Shares may be subject to accelerated vesting in whole or in part in accordance with the provisions of Paragraphs 4 and 6 of this Agreement.

Issuance Schedule	The Shares in which the Participant vests on an annual basis in accordance with the Normal Vesting Schedule shall be issued, subject to the Corporation’s collection of all applicable Withholding Taxes, on the applicable annual vesting date (the “Issuance Date”) or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which such annual vesting date occurs. The Shares which vest pursuant to Paragraph 4 or Paragraph 6 of this Agreement shall be issued in accordance with the provisions of the applicable Paragraph. The applicable Withholding Taxes are to be collected pursuant to the procedure set forth in Paragraph 8 of this Agreement.

2. Limited Transferability. Prior to actual receipt of the Shares which vest and become issuable hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to re-issue the stock certificates for any Shares which in fact vest and become issuable under the Award during his lifetime to one or more designated family members or a trust established for the Participant and/or his family members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3. Cessation of Service. Except as otherwise provided in Paragraph 4 below, should the Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of Restricted Stock Units will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units. Accordingly, if the Participant’s Service is terminated by the Corporation for Good Cause or if Participant voluntarily terminates his Service other than for Good Reason, then this Award will be immediately cancelled with respect to all Restricted Stock Units which are not otherwise vested at that time, and the Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled Restricted Stock Units.

4. Accelerated Vesting. The following special vesting acceleration provisions shall be in effect for the Award and shall be in addition to the vesting acceleration provisions of Paragraph 6 of this Agreement:

(a) Upon (i) the Participant’s cessation of Employee status by reason of death or Permanent Disability, (ii) the Participant’s resignation from Employee status for Good Reason or (iii) the Corporation’s termination of the Participant’s Employee status other than for Good Cause, the Restricted Stock Units at the time subject to this Award, together with all the underlying Shares, shall immediately vest.

(b) The Shares to which the Participant becomes entitled pursuant to the vesting provisions of this Paragraph 4 shall be issued on the date of the Participant’s Separation from Service in connection with such cessation of Employee status or as soon as administratively practicable thereafter, subject to the Corporation’s collection of the applicable Withholding Taxes, but in no event later than the close of the calendar year in which such Separation from Service occurs or (if later) the fifteenth (15th) day of the third calendar month following the date of such Separation from Service, unless a further deferral is required pursuant to Paragraph 9 of this Agreement.

(c) The accelerated vesting provisions of this Paragraph 4 shall apply and be effective whether such cessation or termination of Employee status occurs before or after the consummation of a Change in Control transaction.

(d) Each Share in which Participant may be deemed, by reason of the vesting acceleration provisions of this Paragraph 4, to vest prior to the actual termination or cessation of his Employee status shall in no event be issued prior to the earlier of (i) the Issuance Date applicable to that Share in accordance with the Normal Vesting Schedule or (ii) the date determined in accordance with Paragraph 4(b).

5. Stockholder Rights and Dividend Equivalents

(a) The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares upon their actual issuance following the Corporation’s collection of the applicable Withholding Taxes.

(b) Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities or other property, be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for the Participant and credited with a phantom dividend equal to the actual dividend or distribution which would have been paid on the Shares at the time subject to this Award had those Shares been issued and outstanding and entitled to that dividend or distribution. The phantom dividend equivalents so credited shall vest at the same time as the Shares to which they relate and shall be distributed to the Participant (in the same form the actual dividend or distribution was paid to the holders of the Common Stock entitled to that dividend or distribution) concurrently with the issuance of those Shares in accordance with the applicable vesting and issuance provisions of this Agreement. However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution.

6. Change of Control.

(a) Any Restricted Stock Units subject to this Award at the time of a Change in Control may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash retention program of the successor entity which preserves the Fair Market Value of the underlying Shares at the time of the Change in Control and provides for the subsequent vesting and payout of that value in accordance with the same vesting and payout provisions that would be applicable to those Shares in the absence of such Change in Control. In the event of such assumption or continuation of the Award or such replacement of the Award with a cash incentive program, no accelerated vesting of the Restricted Stock Units shall occur at the time of the Change in Control.

(b) In the event the Award is assumed or otherwise continued in effect, the Restricted Stock Units subject to the Award will be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the Restricted Stock Units subject to the Award at that time, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided such shares are registered under the federal securities laws and readily tradable on an established securities exchange.

(c) If the Restricted Stock Units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect or replaced with a cash retention program in accordance with Paragraph 6(a) above, then those units shall vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units shall be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control, and such consideration per Share shall be distributed to Participant on the tenth (10th) business day following the earliest to occur of (i) the Issuance Date determined for that Share in accordance with the Normal Vesting Schedule, (ii) the date of Participant’s Separation from Service or (iii) the first date following the Change in Control on which the distribution can be made without contravention of any applicable provisions of Code Section 409A. Such distribution shall be subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 8.

(d) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. The determination of the Plan Administrator shall be final, binding and conclusive. In the event of a Change in Control, the adjustments (if any) shall be made in accordance with the provisions of Paragraph 6.

8. Issuance of Shares/Collection of Withholding Taxes.

(a) On each applicable Issuance Date (or any earlier date on which the Shares are to be issued in accordance with the terms of this Agreement), the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the applicable number of shares of Common Stock, subject, however, to the Corporation’s collection of the applicable Withholding Taxes.

(b) The Corporation shall collect the applicable Withholding Taxes with respect to each distribution of phantom dividend equivalents under Paragraph 5(b) by withholding a portion of that distribution equal to the amount of those taxes, with the cash portion of the distribution to be the first portion so withheld. The Corporation shall collect the applicable Withholding Taxes with respect to the Shares which vest and become issuable hereunder through an automatic share withholding procedure pursuant to which the Corporation will withhold, at the time of such vesting, a portion of the Shares with a Fair Market Value (measured as of the applicable issuance date) equal to the amount of those taxes; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income.

(c) Notwithstanding the foregoing provisions of Paragraph 8(b), the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the Shares or any other amounts hereunder (the “Employment Taxes”) shall in all events be collected from the Participant no later than the last business day of the calendar year in which the Shares or other amounts vest hereunder. Accordingly, to the extent the applicable issuance date for one or more vested Shares or the distribution date for such other amounts is to occur in a year subsequent to the calendar year in which those Shares or other amounts vest, the Participant shall, on or before the last business day of the calendar year in which the Shares or other amounts vest, deliver to the Corporation a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those Shares or other amounts. The provisions of this Paragraph 8(c) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).

(d) Except as otherwise provided in Paragraph 6 and Paragraph 8(b), the settlement of all Restricted Stock Units which vest under the Award shall be made solely in shares of Common Stock. In no event, however, shall any fractional shares be issued. Accordingly, the total number of shares of Common Stock to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

9. Deferred Issuance Date. Notwithstanding any provision to the contrary in this Agreement, no Shares or other amounts which become issuable or distributable by reason of Participant’s Separation from Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

10. Benefit Limit. The benefit limitation of this Paragraph 10 shall apply only to the extent Participant is not otherwise entitled to a Code Section 4999 tax gross-up, pursuant to the terms of the Corporation’s Executive Severance Plan, with respect to the Shares that vest on an accelerated basis in connection with a Change in Control or subsequent cessation of Employee status:

In the event the vesting and issuance of the Shares subject to this Award would otherwise constitute a parachute payment under Code Section 280G, then the vesting and issuance of those Shares shall be subject to reduction to the extent necessary to assure that the number of Shares which vest and are issued under this Award will be limited to the greater of (i) the number of Shares which can vest and be issued without triggering a parachute payment under Code Section 280G or (ii) the maximum number of Shares which can vest and be issued under this Award so as to provide the Participant with the greatest after-tax amount of such vested and issued Shares after taking into account any excise tax the Participant may incur under Code Section 4999 with respect to those Shares and any other benefits or payments to which the Participant may be entitled in connection with any change in control or ownership of the Corporation or the subsequent termination of the Participant’s Service.

11. Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.

12. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

14. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

15. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

16. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

IN WITNESS WHEREOF, the parties have executed this Amendment and Restated Agreement on the respective dates indicated below.

SJW CORP.

By:
David A. Green, Chief Financial Officer and Treasurer

Dated:	, 2008

W. Richard Roth

Signature:

Address:

Dated:	, 2008

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Restricted Stock Unit Issuance Agreement.

B. Award shall mean the award of Restricted Stock Units made to the Participant pursuant to the terms of this Agreement.

C. Award Date shall mean the date the Restricted Stock Units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D. Board shall mean the Corporation’s Board of Directors.

E. Change in Control shall mean any change in control or ownership of the Corporation which occurs by reason of one or more of the following events:

(i) the acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under, control with the Corporation or an employee benefit plan maintained by any such entity, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities of the Corporation which, when added to other acquisitions effected by such person or related group during the twelve (12)-month period ending with the most recent acquisition, represent thirty-five percent (35%) or more of the total combined voting power of the Corporation’s then-outstanding securities;

(ii) a merger, recapitalization, consolidation, or other similar transaction to which the Corporation is a party, unless securities representing more than 50% of the combined voting power of the then-outstanding securities of the surviving entity or a parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately before the transaction;

(iii) a sale, transfer or disposition of all or substantially all of the Corporation’s assets, unless securities representing at least 50% of the combined voting power of the then-outstanding securities of the entity acquiring the Corporation’s assets or parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately before the transaction, or

(iv) a merger, recapitalization, consolidation, or other transaction to which the Corporation is a party or the sale, transfer, or other disposition of all or substantially all of the Corporation’s assets if, in either case, the members of the Board immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring the Corporation’s assets, as the case may be, or a parent thereof (for this purpose, any change in the composition of the board of directors that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction, provided such change occurs within twelve (12) months after the effective date of the transaction); or

(v) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members who were described in clause (a) or who were previously so elected or approved and who were still in office at the time the Board approved such election or nomination;

provided that no Change in Control shall occur if the result of the transaction is to give more ownership or control of the Corporation to any person or related group of persons who held securities representing thirty-five percent (35%) or more of the combined voting power of the Corporation’s outstanding securities as of March 3, 2003.

F. Code shall mean the Internal Revenue Code of 1986, as amended.

G. Common Stock shall mean shares of the Corporation’s common stock.

H. Corporation shall mean SJW Corp., a California corporation, and any successor corporation to all or substantially all of the assets or voting stock of SJW Corp. which shall by appropriate action adopt the Plan and/or assume the Award.

I. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance; provided, however, that solely for purposes of determining whether Participant has incurred a Separation from Service, the term “Employee” shall have the meaning assigned to such term in the Separation from Service definition set forth in this Appendix.

J. Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share on the date in question on the Stock Exchange on which the Common Stock is at that time primarily traded, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such Stock Exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

K. Good Cause shall be deemed to exist if, and only if (i) Participant engages in acts or omissions that result in substantial harm to the business or property of the Corporation or any Parent or Subsidiary and that constitute dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing, or (ii) Participant is convicted of a criminal violation involving fraud or dishonesty.

L. Good Reason shall mean, without Participant’s express written consent, (i) his removal from any of the following positions: President and Chief Executive Officer of the Corporation, President and Chief Executive Officer of San Jose Water Company and President and Chief Executive Officer of SJW Land Company, or any other significant change in the nature or the scope of his authority or overall working environment; (ii) the assignment to Participant of duties materially inconsistent with his duties, responsibilities and status as President and Chief Executive Officer of the Corporation, President and Chief Executive Officer of San Jose Water Company and President and Chief Executive Officer of SJW Land Company; (iii) a reduction in Participant’s rate of base salary or target annual bonus, other than a reduction in an amount not in excess of fifteen percent (15%) of either his base salary or the sum of his base salary and target annual bonus pursuant to a uniform reduction in the base salary or target bonus payable to all senior executives of the Corporation to which Participant and the Executive Compensation Committee have mutually agreed and which occurs prior to a Change in Control; (iv) a change by the Corporation by fifty-five (55) miles or more of the principal location at which Participant is required to perform Participant’s services hereunder or (v) a material breach by the Corporation of any of its obligations under its existing employment agreement with the Participant (or any successor agreement) which remains uncured for more than thirty (30) days following Participant’s written notice to the Board in which Participant specifically identifies the material breach which has occurred.

M. 1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

N. Participant shall mean the person to whom the Award is made pursuant to the Agreement.

O. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

P. Permanent Disability shall mean the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

Q. Plan shall mean the Corporation’s Long-Term Incentive Plan.

R. Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

S. Restricted Stock Unit shall mean each unit subject to this Award which shall entitle the Participant to receive one share of Common Stock under the Plan at a designated time following the vesting of that unit.

T. Separation from Service shall mean the Participant’s cessation of Employee status by reason of his death, retirement or termination of employment. The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his bona fide services to be performed as an Employee (or as a consultant or independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he rendered as an Employee during the immediately preceding thirty-six (36) months. Solely for purposes of determining when a Separation from Service occurs, Participant will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Corporation and any Parent or Subsidiary and any other corporation or business controlled by, controlling or under common control with, the Corporation, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations. Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

U. Service shall mean Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the Board or a consultant or independent advisor. Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. Service as an Employee shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that the following special provisions shall be in effect for any such leave:

•

Should the period of such leave (other than a disability leave) exceed six (6) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial six (6)- month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary).

•

Should the period of a disability leave exceed twenty-nine (29) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial twenty-nine (29)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary). For such purpose, a disability leave shall be a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and causes Participant to be unable to perform the duties of his position of employment with the Corporation (or any Parent or Subsidiary) or any substantially similar position of employment.

•

Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period Participant is on a leave of absence.

V. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

W. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

X. Withholding Taxes shall mean (i) the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the shares of Common Stock (or any other property) under the Award and any phantom dividend equivalents relating to those shares and (ii) the federal, state and local income taxes required to be withheld by the Corporation in connection with the issuance of those vested shares (or any other property) and the distribution of any phantom dividend equivalents relating to such shares.